Exhibit 10.15

Environmental Liability Services Agreement

ENVIRONMENTAL LIABILITY SERVICES AGREEMENT, dated as of December 1, 1993, between E.I. du Pont de Nemours and Company (“DuPont”) and RACI Acquisitions Corporation (the “Company”).  capitalized terms used herein without being defined shall have the meanings specified in the Asset Purchase Agreement, dated as of November 24, 1993 (the “Asset Purchase Agreement”), among DuPont, the Company and Remington Aras Company, Inc. (“RAC”).

WHEREAS, the Company has assumed, and has agreed to indemnify DuPont against, certain Environmental Liabilities relating to conditions existing at the Closing Date, up to an amount of Losses equal to the Environmental Liability Threshold:

WHEREAS, DuPont has retained and has agreed to indemnify the Company against Losses in respect of all Environmental Liabilities above that amount, and the Company has agreed to indemnify DuPont against all Environmental Liabilities exclusively associated with the operation of the Business and the ownership of the Real Property after the Closing Date:

WHEREAS, an contemplated by Section 5.2.5 of the Asset Purchase Agreement, DuPont and the Company desire to set forth in this Agreement their respective rights and responsibilities relating to identification, remediation, management and handling of, and the accounting for costs with respect to, any and all

Environmental Liabilities assumed by Buyer pursuant to Section 2.5 (a) (iii) of the Asset Purchase Agreement (the “Assumed Environmental Liabilities”), as well as with respect to those Environmental Liabilities retained by DuPont under the Asset Purchase Agreement (the “Excluded Environmental Liabilities”).

NOW THEREFORE DuPont and the Company hereby agree as follows:

SECTION 1.                            Non-Compliance Matters.

(a)                                  Identification.  If at any time after the Closing Date the Company identifies an instance of non-compliance with Environmental Laws existing and in effect at the Closing, which instance to non-compliance the Company believes predated the Closing Date, the Company shall promptly so notify DuPont, in writing, giving as such detail as is reasonably available at that time. If the identification by the Company is based upon receipt of a written communication from any governmental authority or third person, the Company shall include a copy of the written communication as part of its notice to DuPont.

(b)                                 Effect.  Each non-compliance set forth on Schedule 3.1.23(b) to the Asset Purchase Agreement existing as of the Closing Date, each instance of non-compliance identified by the Company prior to the Closing, and each later-discovered instance of non-compliance pursuant to subsection (a) hereof which is agreed by DuPont to pre-date the Closing, or absent such agreement is determined pursuant to Section 4 to pre-date the

Closing, shall be defined as a “Non-Compliance Matter”.

(c)                                  Corrective Action Required.  The parties agree that each and every Non-Compliance Matter must be corrected to bring the Business and the Real Property into compliance with Environmental Laws.  This provision shall govern the process by which the corrective action shall be defined.

(d)                                 Development of Compliance Programs.

(1)                                  As to Non - Compliance Matters identified prior to Closing, within sixty (60) days of the Closing representatives of DuPont and the Company shall meet to agree upon a series of actions to be taken to bring each such Non-Compliance Matter into compliance with applicable Environmental Laws, including a timetable for implementation and completion thereof (a “Compliance Program”). Subject to Section 5 of this Agreement, the Company shall promptly initiate the agreed upon Compliance Program.

(2)                                  As to Non-Compliance Matters identified after Closing, within sixty (60) days of receipt by DuPont of the notice provided for pursuant to Section 1(a) above or, in the event that DuPont does not agree that the instance of non-compliance identified in such notice pre-dated the Closing, within sixty (60) days of a determination pursuant to Section 4 that such instance did pre-date the Closing, representatives of DuPont and the Company shall meet to agree upon a series of actions to be taken to bring the Non-Compliance Matter(s) identified in the notice into compliance with applicable Environmental Laws, including a timetable for implementation and completion thereof (also a “Compliance Program”). Subject to Section 5 of this Agreement, the Company shall promptly initiate the agreed upon Compliance Program.

(e)                                  Chargeable Costs.  All Losses incurred by the Company in respect of any Compliance Program shall be paid by the Company up to the Environmental Liability Threshold; thereafter, DuPont shall indemnify the Company for all Losses incurred by the Company in connection with any Compliance Program.

SECTION 2.                            Environmental Conditions on or Associated With Real Property.

(a)                                  Existence.  Prior to the Closing Date, DuPont has performed various studies, surveys and audits of the Real Property and the operations thereon to determine and define the locations, nature and extent of waste disposal and/or contamination existing on or associated with the Real Property as of the Closing Date (“Environmental Assessments”), said Environmental Assessments having been provided to and reviewed by the Company. The Company has in the course of its due diligence prior to the Closing Date also conducted various studies, surveys and audits to determine the existence of contamination on or associated with the Real Property and has or will promptly upon completion provide copies of such studies, surveys and audits to DuPont (also, “Environmental Assessments”). The Environmental

Assessments have identified a number of areas of contamination or conditions on or associated with the Real Property that are considered by the parties as possible bases for future incurrence of Environmental Liabilities. Each such area of contamination and/or condition identified by either party in such Environmental Assessments shall be defined as a “Pre-Closing Condition”.

(b)                                 Identification.  The parties agree that additional areas of contamination and conditions that have not yet been identified and which could be possible bases for future incurrence of Environmental Liabilities may exist as of the Closing Date. If at any time after the Closing Date the Company identifies such an area or condition that has not been previously identified and that the Company believes existed prior to the Closing Date, it shall promptly so notify DuPont, in writing, giving as much detail as is reasonably available at that time. If the identification by the Company is based upon receipt of a written communication from any Governmental Authority or third person, the Company shall include a copy of the written communication as part of its notice to DuPont. It DuPont agrees, the contamination or condition shall be defined as a “Pre-Closing Condition”. If DuPont disagrees, the dispute shall be resolved as provided in Section 4 hereof.

(c)                                  Definition of Need For Remedial Action.  Within sixty (60) days of the Closing Date, and within sixty (60) days of the receipt by DuPont of any notice provided for in subsection (b)

above or, in the event DuPont does not agree that the contamination or condition identified in such notice pre-dated the Closing, within sixty (60) days of a determination pursuant to Section 4 that such contamination or condition did pre-date the Closing (in which case the condition shall also be a Pre-Closing Condition), representatives of the parties shall meet and determine whether any Pre-Closing Conditions require Remedial Action (i) pursuant to Environmental Laws and/or (ii) absent legal compulsion because such Pre-Closing Condition, in the reasonable judgment of the Company, has had or is reasonably likely to have a significant adverse effect on the Company’s operations at any location; provided, however, that the Company shall not request Remedial Action with respect to any condition associated with products or substances incorporated in the structures and buildings located on the Real Property unless Remedial Action is required by Applicable Laws existing and in effect at the Closing.  If the parties agree with respect to the need for Remedial Action, the parties shall develop a Remedial Action Plan pursuant to subsection (e) below. If the parties disagree with respect to the need for Remedial Action, the dispute shall be handled pursuant to Section 4 below.

(d)                                 Additional Remediation Requirements.  If at any time any Governmental Authority requires or purports to require additional Remedial Actions with respect to any Pre-Closing Condition remediated or subject to agreed remediation pursuant to this Agreement, or with respect to any Pre-Closing Condition not subject to a Remedial Action Plan developed pursuant to subsection (e) below (and whether previously identified by one or both of the Parties), the Company shall provide notice thereof to DuPont and such requirement shall be subject to development of a Remedial Action Plan pursuant to subsection (e) below. In addition, even absent governmental action, if at any time after the Closing Date the Company reasonably determines that any such Pre-Closing Condition has created or is likely to create significant operational difficulties for the Company, the Company shall provide notice of such to DuPont. If DuPont agrees, the parties shall develop and implement a Remedial Action Plan as set forth in subsection (e) below. If DuPont does not agree, the dispute shall be resolved pursuant to Section 4.

(e)                                  Development of Remedial Action Plans. If Remedial Action is required by any Governmental Authority or requested by the Company pursuant to subsection (c), (d) or (f) hereof, and either agreed as provided for in this section or determined to be required or appropriate pursuant to Section 4, the parties shall jointly agree upon a plan for remediation of each such Pre-Closing Condition(s) (“Remedial Action Plan”, or “Plan”). Such Remedial Action Plan shall specify, among other matters, the timetable for remediation, the methods to be used, and the levels to which contamination shall be remediated and shall in all respects represent the mutual judgment of the parties as to cost-

effective and operationally acceptable remediation standards reasonably likely to be acceptable to the federal, state and other environmental Governmental Authorities having jurisdiction, in light of such Authorities’ then-current policies and practices and in light of the then-current uses of the property. In reaching such judgment, the parties shall follow, as to the remediation to be implemented with respect to any particular substance, any standards respecting limits for such substance specified by Environmental Laws, except if in the mutual judgment of the parties the application of such standard would not be appropriate for remediation, in light of the general standard of acceptability to Governmental Authorities. Any dispute between the parties relating to such Remedial Action Plans shall be subject to section 4 hereof.

(f)                                    The Company’s Additional Requests.  The Company may request the incorporation into any Remedial Action Plan of additional remediation requirements or standards more stringent than or of a different nature from that otherwise acceptable to any applicable Governmental Authority if the Company can demonstrate that the remediation required by or acceptable to the Governmental Authority is reasonably likely to have a significant adverse operational impact on the Company, and if the Company can obtain governmental approval for implementation of a Remedial Action Plan incorporating such additional requirements or standards. If DuPont agrees, the parties shall develop and implement a Remedial Action Plan as set forth in subsection (e) above. If DuPont does not agree, the dispute shall be resolved pursuant to Section 4.

(g)                                 Approval of Remedial Action Plans.  Once the parties have agreed on a Remedial Action Plan, the parties shall jointly submit such Plan to and seek approval for such Plan from appropriate Governmental Authorities. Upon receiving such approval, the Company shall implement the Plan, subject to Section 5 hereof. In the event approval of such Plan is not obtained, the parties shall jointly negotiate in good faith with the appropriate Governmental Authorities to obtain a Remedial Action Plan that is acceptable. If Remedial Action not otherwise acceptable to the parties is nonetheless required by appropriate Governmental Authorities, the parties shall perform any Remedial Action so required, after exhaustion of appropriate remedies including good faith negotiations with such governmental agency (ies). In the event of failure to obtain governmental approval of any proposed Plan to address a condition not required by Applicable Law to be remediated, the Plan shall not be implemented; provided however that the Company shall retain the right to implement such Plan at its sole cost and its sole risk.

(h)                                 Chargeable Costs.  Except as specifically provided in subsection (g) of this Section 2, all Losses incurred by the Company in respect of any Remedial Action Plans shall be paid by the Company up to the Environmental Liability Threshold except to the extent such Losses are related to and based upon conditions which do not constitute Pre-Closing Conditions; thereafter, DuPont shall indemnify the Company for all Losses incurred by the Company in connection with any Remedial Action Plan.

(i)                                     Non-Waiver. In no circumstances will the failure of the Company to request or require the development and implementation of a Remedial Action Plan with respect to any Pre-Closing Condition imply or effect any waiver by the Company of DuPont’s indemnification obligation contained in Section 5.2(a) of the Asset Purchase Agreement with respect to actions that may be required at a later date in connection with Pre-Closing Conditions, nor shall the implementation of any agreed upon and governmental-approved Remedial Action Plan effectuate any transfer of liability to the Company with respect to conditions covered by such Plan.

SECTION 3.                            Off-Site Matters.

(a)                                  Definition.  Pursuant to the Asset Purchase Agreement, claims and liabilities associated with pre-Closing off-site release, transport, handling, treatment, storage and disposal of wastes and other substances, including claims under CERCLA and state law analogues (collectively, “Superfund Claims”), and claims by third parties for personal injury and/or property damage with respect to allegations of exposure to such wastes and substances and similar substances sent, emitted and/or discharged from the Real Property (whether under permit or not, and whether legal at the time of the discharge or omission involved and whether operationally related or not) (collectively, “Toxic Tort Claims”) are encompassed within the definition of Environmental Liabilities.

(b)           Management.  Promptly upon receipt of any Superfund Claim or Toxic Tort Claim, the party receiving such Claim shall notify the other party of the Claim, providing a copy of such Claim (if in writing) and such detail relating thereto as is reasonably available at that time with respect to such Claim. DuPont shall be responsible for the handling of any such Claims received prior to the Closing Date, all subject to the provisions of Section 5. Until the Environmental Liability Threshold has been exceeded, the Company shall be responsible for handling any such Superfund Claims and Toxic Tort Claims received after the Closing Date. As to any Superfund Claim which does not implicate the ongoing operations or facilities of the Company, DuPont shall have the option, within fifteen (15) days of its receipt of notice of the Superfund Claim, to assume, by written notice to the Company, the defense and management of such Superfund Claim. Any dispute between the parties relating to whether a Superfund Claim implicates the ongoing operations or facilities of the company shall be subject to Section 4 hereof. Losses incurred by the Company in connection with the handling of any such Claims shall be chargeable against the Environmental Liability Threshold or, if such Threshold has been exceeded, shall be reimbursed by

DuPont.

SECTION 4.           Procedures in the Event of Disputes.

(a)           Procedures Governing Resolution of Disputes.  If the parties are unable to agree on any matter covered by Sections 1, 2 or 3 of this Agreement, such disagreements shall be handled in accordance with this Section. In the event of an inpasse, and upon thirty (30) days written notice of intent provided to the other party, either the Company or DuPont may elect for a qualified and recognized individual or firm of environmental engineers (to be selected jointly be the Company and DuPont from time to time when and if necessary) (the “Arbitrator”) to review the respective positions of DuPont and the Company and, based upon the standards set forth below and in light of the provisions hereof and of the Asset Purchase Agreement governing the various substantive areas, make a determination as to the appropriate resolution of the dispute. In the event the parties cannot agree within thirty (30) days on the identity of an Arbitrator, each party shall appoint one representative qualified to be the Arbitrator, and those two representatives shall jointly select a third independent Arbitrator. The common costs of such dispute resolution process, including the fee of the Arbitrator(s), shall be borne by the parties equally, with each party bearing its own fees and costs; provided that none of such costs shall be chargeable against the Environmental Liability Threshold. If the Arbitrator specifically finds that either party has been acting in bad faith in connection with a dispute, the Arbitrator may assess all of the costs of the process against the party so acting in bad faith.  Each determination made by such Arbitrator shall constitute an arbitration, the Arbitrator shall have the privileges and immunities of arbitrators and its decision shall be final and binding on the parties.

(b)           Standards for Substantive Areas. Many substantive areas under this Agreement may be areas of dispute between the parties on occasion and the parties may find themselves unable to agree despite good faith attempts to achieve agreement.  Disputes in all areas shall be handled pursuant to the procedures set forth in subsection (a) above, provided that the standard for decision shall be as set forth below.

(1)   Definition of Pre-Closing versus Post-Closing Conditions.  In the event the Company identifies a condition or area of contamination as a Pre-Closing condition and DuPont believes that such condition or contamination either did not pre-date the Closing or only partially pre-dated the Closing and therefore is solely or partially the Company’s responsibility under the Asset Purchase Agreement, and the parties cannot agree on the existence and/or extent of post-Closing involvement, if any, the parties shall each submit their positions, including all relevant factual and technical supporting information, to the Arbitrator, who shall decide based on a reasonable assessment of all the available evidence whether and to what extent each matter involves pre-Closing as opposed to post-Closing components, and shall issue a decision based thereon.

(2)   Definition of Non-Compliance Matters. In the event the Company identifies an instance of non-compliance as predating the Closing, and DuPont believes that such instance of non-compliance did not pre-date the closing and therefore is solely or partially the Company’s responsibility under the Asset Purchase Agreement, and the parties cannot agree, the parties shall each submit their positions, including all relevant factual and technical supporting information, to the Arbitrator, who shall decide based on a reasonable assessment of all the available evidence whether and to what extent each matter constitutes an instance of non-compliance that was in existence as of the Closing Date, and shall issue a decision based thereon.

(3)   Scope of Corrective Action for Non-Compliance Matters. In the event the parties cannot agree on the definition of a Compliance Program, the Arbitrator shall, based on all of the evidence submitted and the positions of the parties, define a Compliance program which will achieve compliance as required while balancing the interests of DuPont in achieving compliance cost effectively with the interests of the Company in guaranteeing permanent compliance without the imposition of undue operational restrictions.

(4)   Need for and Scope of Remedial Action Plan. If the parties are unable to agree on any details of a Remedial Action

Plan the Arbitrator shall make a determination based upon the standards of acceptability to applicable Governmental Authorities and acceptability in view of expected impact on existing operations of the Company, considering and appropriately balancing the legitimate interest of DuPont in controlling costs with the legitimate interest of the Company in minimizing oversight and management commitments and avoiding operational constraints. The decision of the Arbitrator shall be final and binding as the definition of the Remedial Action Plan to be submitted to the Governmental Authorities for approval.

(5)   Additional Remediation Beyond Existing Legal Requirements.  In the event that the Company seeks additional remediation for operational reasons pursuant to Section 2(d) or (f) above, and DuPont does not agree that such additional remediation is appropriate, the sole recourse of the parties for resolution of the dispute is to submit the matter to the Arbitrator selected pursuant to Subsection 4(a). The Arbitrator’s decision in that event shall be based on the factors and balancing of interests set forth in subsection 4(b)(4) hereof, provided, however, that despite a decision by the Arbitrator in favor of DuPont, the Company say at its own cost and its sole option, implement any and all additional remediation it deems appropriate.

SECTION 5.           Access and General Provisions Respecting Implementation.

(a)           Access to Real Property.  Pursuant to this Agreement, after the Closing Date, DuPont and its representatives will require access to the Real Property in order to conduct, and monitor the action of the Company with respect to, cleanup, remediation and/or other actions with respect to Pre-Closing conditions and to correct and/or resolve Non-Compliance Matters. The Company acknowledges and agrees that DuPont and its representatives may enter upon the Real Property subsequent to the Closing Date for such purposes. In connection with DuPont’s access to the Real Property, both DuPont and the Company will exercise best efforts to avoid unreasonably interfering with the actions, business and operations of the other Party on and associated with the Real Property and the access of each party thereto. DuPont will abide by all applicable health and safety requirements of the Company while on the Real Property.

(b)           Communications and Cooperation Between Parties. In connection with any Compliance Program or Plan, each party shall keep the other party reasonably apprised of its progress and activities. The parties shall cooperate with each other in all matters related to such access, including in connection with scheduling and coordination of planned activities to minimize disruption to the Company’s operations. The Company agrees to cooperate with DuPont and its representatives, if such cooperation is reasonably requested and required, in obtaining any governmental approvals, consents, waivers or permits which may be required, and which will be obtained in DuPont’s name and at DuPont’s sole cost with respect to any authorized actions of DuPont pursuant to this agreement.

(c)           Services.     DuPont or its agents may need access to services including potable water, electric and telephone utilities, security and possibly wastewater treatment facilities in connection with its activities on the Real Property subsequent to the Closing Date.  To the extent allowed by law and to the extent available without adversely impacting upon the Company’s operations, the Company will provide DuPont or its agents with access to such utilities and facilities, on DuPont’s reasonable request, for all purposes authorized or required under this Agreement such access is utilized by DuPont or its agents in a reasonable manner which shall minimize interference with the Company’s operations. DuPont will reimburse the Company for DuPont’s share of the reasonable cost of providing such services upon receipt from the Company of reasonably satisfactory evidence of the cost for such service based on a proportional share mutually agreed to by the parties.

(d)           Contact by or with Governmental Agencies or other Third parties:

(i)    Each party shall use its best efforts to promptly notify the other party of any contact, whether written, oral, or in person, by or with any Governmental Authority representative, the press or communication media, or any public interest group relating to or regarding any matter governed by this Agreement.

(ii)    Each party shall notify the other party of any significant submissions or disclosures it intends to make to any Governmental Authority or other third party in connection with any Pre-Closing Condition or Non-Compliance Matter (Including actions relating thereto), which notice shall include a reasonable time period under the circumstances for review and comment. DuPont shall not propose or make such a submittal or disclosure which would prevent or significantly impair (which impairment any include a material increase in costs), the ability of the Company to operate in the ordinary course of business. Neither DuPont nor the Company shall disclose information about the environmental condition of the Real Property or the Business which is unrelated to the matters governed by this Agreement, provided, however, that nothing herein shall impair the abilities of each party to submit or disclose such information which that party reasonably deems necessary to fulfill its obligations under applicable Environmental Laws as in effect at the time the action is taken.

SECTION 6.           Indemnification Procedures.

(a)   Notices.    Any notices provided to DuPont pursuant to Sections 1(a), 2(b), 2(d) and 3(b) above shall constitute notice of a claim for indemnification pursuant to Section 8.2(d) of the Asset Purchase agreement. In the event the Company contends it has a claim for Indemnification pursuant to Section 8.2 of the

Asset Purchase Agreement that is not covered by one of those identified subsections, the Company shall reasonably promptly after becoming aware of such claim provide written notice to DuPont.  In the event DuPont has a claim for indemnification relating to environmental matters pursuant to Section 8.2 of the Asset Purchase Agreement, DuPont shall reasonably promptly after becoming aware of such claim provide written notice to the Company.  Notices of claim shall detail the nature of the claim and the basis therefore, and shall include a copy of any written notification received, and shall otherwise provide as such detail as is reasonably available at that time.  Failure to give notice as net set forth herein shall not defeat a claim for indemnification but the parties’ indemnification obligations shall be apportioned to the extent that the indemnifying party’s expenses are increased by the notifying party’s failure to give notice as required.

(b)           Management of Claims.  Subject to the provisions of Section 5, the parties shall have the rights and responsibilities regarding defense and management of any Toxic Tort Claim and Superfund Claim received as provided for in Section 3.  However, each party shall keep the other party informed of the progress of each Claim, and provide the other party with reasonable opportunity to review and comment upon the Claim and the proposals of the managing party with respect thereto.  Neither party shall propose nor enter into any settlement of any Claims which could adversely impact the other party without the concurrence of the other party, which concurrence shall not be unreasonably withheld.  It shall not be considered reasonable for DuPont to attempt to require the Company to agree to restrictions on its operations in lieu of or to otherwise avoid or minimize the payment of monetary damages.

(c)           Accounting for and Payment of Costs Incurred For Matters Subject to the Environmental Liability Threshold.

(i)            Until the amount of Losses incurred by the Company in respect of any Assumed Environmental Liability is equal to the Environmental Liability Threshold, at least once per year, beginning no later than one year from the Closing Date, the Company shall submit to DuPont an accounting (the “Annual Accounting”) of any and all Losses incurred by the Company during the preceding year in respect of the Assumed Environmental Liabilities.  Such Annual Accounting shall include a reasonably detailed statement of each cost item of loss, the purpose of the expenditure, and the basis for the contention that such loss is chargeable against the Environmental Liability Threshold,

(ii)           Within sixty (60) days of receipt of each Annual Accounting DuPont shall provide a written response, either accepting the accounting or questioning specific items and entries. As to each and every specific entry and item questioned, DuPont shall include a reasonably detailed explanation of the basis for the question and its contention as to the proper treatment of such item, as well as a request for any additional information it requires in order to determine its position respecting the appropriates treatment of such item under the Asset Purchase Agreement.

(iii)                               Within sixty (60) days of the receipt of DuPont’s response, the Company and DuPont shall meet and attempt to agree upon each questioned item. As to all items not questioned or resolved by the good faith negotiations of the parties, the Annual Accounting, as modified by agreement, shall be definitive. As to all items questioned as to which the parties are unable to reach agreement, such disputes shall be referred for resolution to a firm of independent public accountants of national standing chosen by agreement of DuPont’s and the Company’s accountants, the fees and expenses of such firm to be divided evenly between DuPont and the Company. The decision of such independent accounting firm with respect to the dispute shall be final and binding.

(iv)                              Once the Environmental Liability Threshold has been exceeded, the Company shall submit to DuPont on a quarterly basis claims for indemnification of all Losses in respect of all Environmental Liabilities incurred by the Company, providing the same level of detail as required for the accounting provided for in subsection (c)(i) above. DuPont shall either promptly remit payment of the amount claimed if there is no dispute or, if DuPont disputes or requires additional information with respect to any Losses claimed, remit payment in the amount of the undisputed charges contemporaneously with providing a notice questioning the costs in the same detail as provided for in subsection (c)(ii) above. Any such disputes shall be governed by and handled in accordance with subsection (c)(iii) above.

Section 7.                                            Miscellaneous

(a)                                  Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

(b)                                 Notices. All notices and other communications made in connection with this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (b) transmitted by hand delivery, addressed as follows:

(i)                                     if to the Company,

RACI Acquisition Corporation
c/o The Clayton & Dubilier Private Equity Fund IV Limited Partnership
270 Greenwich Avenue
Greenwich, Connecticut 06830
Telecopy: (203) 661-0544
Attention: Clayton & Dubilier Associates IV

Limited Partnership, attention: Joseph L. Rice III, a general partner with a copy to:

Clayton, Dubilier & Rice, Inc.
126 East 56th Street
New York, New York 10022
Telecopy:	(212) 355-7629
Telephone:	(212) 355-0740
Attention:	Richard C. Drandala

and to:

Shumway & Nerle
200 Pequot Avenue
P.O. Box 550
Southport, CT 06490
Telecopy:	(203) 255-0365
Telephone:	(203) 255-7444
Attention:	Susan H. Shumway

(ii) if to DuPont,

Vice President and Treasurer
E.I. Du Pont de Nemours and Company
1007 Market Street
Wilmington, Delaware 19898
Telecopy: (302) 773-3995

and to:

Victor Ordija
Sporting Goods Properties, Inc.
1207 Prospect Drive
Stratford, Connecticut 06497
Telephone: (203) 377-0601

(iii) if to RAC,

Remington Arms Company, Inc.
c/o Administrator,
Du Pont Chemical & Energy operations
Room 2045
Du Pont Building
Wilmington, Delaware 19898
Telephone: (302) 773-3407

with a copy to:

General Counsel
E.I. Du Pont de Nemours and Company
Legal Department
Wilmington, Delaware 19898
Telephone: (302) 774-7202

or, in each case, at such other address as may be specified in writing to the other parties hereto.

(c)                                  Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

(d)                                 Entire Agreement.  This Agreement and the Asset Purchase Agreement constitute the entire Agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Nothing in this Agreement shall modify in any way the scope of the assumption or retention of Environmental Liabilities by the Company and DuPont, repectively, under the Asset Purchase Agreement.

(e)                                  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

(f)                                    Governing Law, etc.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof.

(g)                                 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

(h)                                 Assignment. This Agreement shall not be assignable by the Company without the prior written consent of Dupont or by DuPont without the prior written consent of the Buyer, provided that the Company may assign this Agreement to any Subsidiary of the Buyer or to any lender to the Company or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, provided, further, that no assignment hereunder shall in any way affect the Company’s obligations or liabilities under this Agreement.

(i)                                     No Third Party Beneficiaries. Except as provided in Section 8.2 of the Asset Purchase Agreement with respect to indemnification of Indemnified Parties nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

(j)                                     Amendment: Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other branch or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies of any party based upon, arising out of or otherwise in respect of any such inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

(k)                                  Effect on Agreement on Use.  As between the parties hereto, the terms of this Agreement shall supersede the provisions of Section 3 of the Agreement on Use between Remington, the Company, and DuPont, dated contemporaneously with this Agreement, and Section 3 of the Agreement on Use shall have no effect as among and between the parties hereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

RACI ACQUISITION CORPORATION

By:	/s/ Michical G. Babiarz
Name: Michical G. Babiarz
Title: Vice President and Treasurer

E.I DU PONT DE NEMOURS AND COMPANY

By:	/s/ Richard H. Heath
Name: Richard Heath
Title: Attorney-in-Fact for DuPont